Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 5, 2021, by and among Gix Media Ltd. (formerly known as Linkury Ltd.), an Israeli company (the “Gix Media”), Viewbix Inc., a Delaware corporation (“Viewbix Parent”) and Vmedia Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of Viewbix Parent (“Merger Sub”). Gix Media, Viewbix Parent and Merger Sub are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, upon satisfaction of closing conditions set forth herein, Merger Sub (as the target company (“Chevrat Ha’Ya’ad”)) will merge with and into Gix Media (as the absorbing company (“HaChevra Ha’Koletet”)), with Gix Media being the surviving entity and a wholly-owned subsidiary of Viewbix Parent by way and upon the terms and conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Israeli Companies Law 5759 – 1999 (the “Companies Law”), pursuant to which all activity, assets and liabilities of Merger Sub will be transferred to Gix Media, Merger Sub will cease to exist and Gix Media shall continue as the surviving company becoming a wholly-owned subsidiary of Viewbix Parent (the “Merger”);

WHEREAS, in connection with the Merger, all Gix Media ordinary shares, having no par value per share (the “Gix Media Shares”), outstanding immediately prior to the Merger, will be exchanged for shares of common stock, par value $0.0001 of Viewbix Parent (“Viewbix Parent Common Stock”);

WHEREAS, Gix Media’s board of directors believes, after considering various long- and short-term strategic alternatives, that the consummation of the Merger, including the transactions thereunder, create more value for Gix Media stakeholders; and

WHEREAS, the board of directors of Gix Media and Merger Sub have each (i) determined that considering the financial position of Gix Media and Merger Sub, no reasonable concern exists that Gix Media as the absorbing and surviving company will be unable to fulfill its obligations to its creditors, (ii) determined that the Merger is fair to, and in the best interests of, Gix Media and the shareholders of Gix Media or Viewbix and the stockholders of Viewbix, as applicable, (iii) deemed advisable and approved this Agreement, the Merger, and the other actions contemplated by this Agreement, and (iv) determined to recommend that its shareholders vote to approve this Agreement, the Merger, and the other actions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

1.	The Merger

a.	The Merger shall be executed in accordance with Sections 314 - 327 of the Companies Law and the Companies Regulations (Merger), 2000 promulgated thereunder, and shall be subject to the fulfillment of the Closing Conditions (as defined in Section 7 below).

b.	As soon as reasonably practicable after the execution of this Agreement, the Parties undertake to use their best efforts to perform all actions and obtain all documents and/or certificates as required to facilitate the successful consummation of the Merger by this Agreement, such as required by law and/or agreement, including the following: (i) performance of all requisite action as set forth in Sections 314 – 327 of the Companies Law and the Companies Regulations (Merger), 2000 promulgated thereunder; (ii) fulfillment of the Closing Conditions (as defined hereinafter); and (iii) delivery of all required reports, notices and certificates to the Registrar of Companies of the State of Israel (the “Companies Registrar”), including the applicable merger proposal to be executed in accordance with Section 316 of the Companies Law (the “Merger Proposal”).

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c.	Without derogating from the above, as soon as reasonably practicable after the execution of this Agreement the Parties shall prepare and file with the Israeli Income Tax Authority (the “ITA”) applications for the Tax Rulings (as defined below).

d.	The Merger shall be deemed to have been consummated on, and effective, subject to the fulfillment of the Closing Conditions set forth in Section 7, as of the date in which all the required approvals have been received by the Companies Registrar in accordance with this Agreement, the Companies Law and the regulations promulgated thereunder, and the receipt of merger certificate by the Companies Registrar (the “Merger Effective Date”).

e.	The Merger shall have the effects set forth in the Companies Law and this Agreement, and:

1)	without derogating from the provisions of Section 323 of the Companies Law, as of the Merger Effective Date, (i) all assets, liabilities, licenses, permissions, and agreements, including any tangible and intangible properties, rights, privileges, immunities and franchises, (ii) all debts and liabilities, and (iii) all and every other interest or asset of any kind (including any intellectual property and good will whatsoever), of or belonging to or due to Merger Sub shall be deemed to have been transferred to and vested in Gix Media without further act or deed.

2)	as of the Merger Effective Date, Merger Sub will cease to exist in accordance with Section 323(4) of the Companies Law, and Gix Media shall continue as the surviving company.

f.	As of the Merger Effective Date, the articles of association of Gix Media (as the surviving company) shall be replaced with the articles in the form attached hereto as Exhibit A, until duly amended as provided therein and by applicable law.

g.	In connection with and contingent upon the Merger Effective Date, the Parties agree that as soon as reasonably practicable following the Merger Effective Date, the board of directors of Viewbix Parent (the “Viewbix Board”) shall cause four (4) representatives of Gix Media to be appointed to the Viewbix Board, such that, following the Merger Effective Date, the Viewbix Board shall consist of six (6) members.

2.	Consideration; Exchange Procedures

a.	In connection with the Merger, all Gix Media Shares outstanding immediately prior to the Merger will be exchanged for shares of Viewbix Parent Common Stock, so immediately following the Merger, Gix Media’s stockholders will hold 90% of Viewbix Parent on a fully diluted basis.

b.	Conversion. Transfer Online, Inc. (“Transfer Online”) shall act as exchange agent in the Merger (the “Exchange Agent”). In the event Transfer Online is unable or unwilling to serve as Exchange Agent, or upon mutual agreement of Gix Media and Viewbix Parent, on or prior to the Merger Effective Date, Gix Media and Viewbix Parent shall agree upon and select a reputable bank, transfer agent or trust company to act as Exchange Agent in the Merger. At the Merger Effective Time, Viewbix Parent shall deposit with the Exchange Agent the aggregate number of book- entry shares of Viewbix Parent Common Stock in a sufficient amount to exchange all Gix Media Shares outstanding immediately prior to the Merger Effective Date, together with irrevocable instructions to the Exchange Agent to cause the Exchange Agent to deliver such shares of Viewbix Parent Common Stock as promptly as reasonably practicable upon receipt of the documents described herein. The book-entry shares of Viewbix Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

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c.	Promptly after the Merger Effective Date, Viewbix Parent shall cause the Exchange Agent to mail to the persons who were record holders of Gix Media Shares immediately prior to the Merger Effective Date, as set forth on the shareholders ledger of the Exchange Agent: (i) a letter of transmittal in customary form; (ii) instructions for effecting the surrender of Gix Media Share certificates in exchange for book-entry shares of Viewbix Parent Common Stock; and (iii) instructions for effecting the surrender of uncertificated Gix Media Shares in exchange for book-entry shares of Viewbix Parent Common Stock. Upon surrender of the Gix Media Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Gix Media Shares shall be entitled to receive in exchange therefor one or more book-entry shares of Viewbix Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 2.b; and (B) if applicable, upon delivery of Viewbix Parent Common Stock to the applicable holder in accordance with this Section 2.c, the Gix Media Share certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.c of an Gix Media Share certificate, each Gix Media Share shall be deemed, from and after the Merger Effective Date, to represent only the right to receive shares of Viewbix Parent Common Stock. If any Gix Media Share certificate been lost, stolen or destroyed, Viewbix Parent may, in its discretion and as a condition precedent to the delivery of any shares of Viewbix Parent Common Stock, require the owner of such lost, stolen or destroyed certificate to provide an applicable affidavit with respect to such Gix Media Share certificate.

d.	No dividends or other distributions declared or made with respect to shares of Viewbix Parent Common Stock with a record date after the Merger Effective Date shall be paid to the holder of any unsurrendered Gix Media Share certificates with respect to the shares of Gix Media Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such share certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.c (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

e.	Any portion of the Exchange Fund that remains undistributed to holders of Gix Media Shares six months after the Merger Effective Date shall be delivered to Viewbix Parent upon demand, and any holders of Gix Media Shares who have not theretofore surrendered their Gix Media Share certificates (if applicable) and/or delivered a letter of transmittal in accordance with this Section 2.d shall thereafter look only to Viewbix Parent for satisfaction of their claims for shares of Viewbix Parent Common Stock and any dividends or distributions with respect to shares of Viewbix Parent Common Stock.

f.	Share Capital of Merger Sub. Each ordinary share, no par value, of Merger Sub issued and outstanding immediately prior to the Merger Effective Date shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

g.	Viewbix Parent Stock Incentive Plan. Viewbix Parent shall adopt a new Incentive Option Plan that includes both US and Israeli tax provisions and that shall comply with and qualify under Section 102(b)(2) of the Ordinance (the “Viewbix Parent Israel Option Plan”). The Viewbix Parent Israel Option Plan shall be filed for approval under Section 102(b)(2) of the Ordinance immediately following the Merger Effective Date.

h.	Name Change. On the Merger Effective Date and following the approval of the stockholders of Viewbix Parent, Viewbix Parent shall file an amendment to its certificate of incorporation to change the name of “Viewbix Inc.” to “Gix Media, Inc.”.

3.	Representations and Warranties of Gix Media

Gix Media represents and warrants to Viewbix Parent and Merger Sub that, as of the date hereof, except for those representations and warranties that speak of a different date:

3.1 Organization, Standing and Corporate Power of Gix Media. Gix Media is duly incorporated, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power and authority to carry on its business as now being conducted. Gix Media is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Gix Media. As used herein the term “Material Adverse Effect” or “Material Adverse Change” shall mean any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Parties or Gix Media taken as a whole.

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3.2 Capitalization. The authorized share capital of Gix Media as of the date of this Agreement consists of: (i) 500,000,000 ordinary shares, no par value, (the “Gix Media Ordinary Shares”), of which 7,876,830 shares are issued and outstanding as of the date of this Agreement. Gix Media does not hold any of its share capital in treasury. All of the outstanding shares of Gix Media Share Capital have been duly authorized and validly issued, and are fully paid and nonassessable.

Except for the Bank Leumi Lien, none of the outstanding shares of Gix Media Share Capital are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Gix Media having a right to vote on any matters on which the shareholders of Gix Media have a right to vote; (iii) there is no outstanding contract pursuant to which Gix Media is compelled to take action vis-à-vis the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Gix Media Share Capital. Gix Media is not under any obligation, and no contract pursuant to which Gix Media is a party includes any provision, pursuant to which Gix Media may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Gix Media Share Capital or other securities, or to register such shares with the SEC. For purposes of this Agreement, “Bank Leumi Lien” refers to such charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest held by Bank Leumi in connection with shares of Gix Media pursuant to that Loan and Security Agreement, dated October 13, 2021 (the “Leumi LSA”).

3.3 Authority; Non-Contravention. Gix Media has all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Gix Media and the consummation by Gix Media of the transactions contemplated by this Agreement have been (or at Merger Effective Date will have been) duly authorized by all necessary corporate action on the part of Gix Media. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Gix Media, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Gix Media under, (i) the articles of association of Gix Media, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Gix Media or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Gix Media or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Gix Media or could not prevent, hinder or materially delay the ability of Gix Media to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Gix Media in connection with the execution and delivery of this Agreement by Gix Media or the consummation by Gix Media, as the case may be, of any of the transactions contemplated by this Agreement.

3.4 No Disqualification Event. Neither Gix Media, nor any of their respective directors, executive officers, general partners, managing members or other officers is subject to any Disqualification Event except for a Disqualification Event that: (i) is contemplated by Rule 506(d)(2) of the Securities Act; and (ii) a description of which has been furnished in writing to Viewbix Parent and/or Merger Sub prior to the date hereof.

3.5 Disclosure. The information relating to Gix Media to be supplied by or on behalf of Gix Media for inclusion or incorporation by reference in any reports required by the SEC in connection with the Merger will not, on the date such SEC report is first filed with the SEC or mailed to the Viewbix Parent and/or Merger Sub Shareholders (as applicable), contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

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3.6 Legal Proceedings. There is no pending legal proceeding, and, to the knowledge of Gix Media, no Person has threatened in writing to commence any legal proceeding: (i) that involves Gix Media, or to the knowledge of Gix Media, any director or officer of Gix Media (in his or her capacity as such) or any of the material assets owned or used by Gix Media; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereunder. To the knowledge of Gix Media, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such legal proceeding.

3.7 Tax. Except as otherwise set forth in writing to Viewbix Parent and Merger Sub, Gix Media has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Viewbix Parent has no knowledge of a tax deficiency or audit which has been or might be asserted or threatened against it.

4.	Representations and Warranties of Viewbix Parent

Viewbix Parent represents and warrants to Gix Media that, as of the date hereof, except for those representations and warranties that speak of a different date, and subject to the SEC Reports (as defined below) and the schedule of exceptions attached hereto:

4.1 Organization, Standing and Corporate Power of Viewbix Parent. Viewbix Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Viewbix Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Viewbix Parent.

4.2 Capital Structure. The authorized capital stock of Viewbix Parent consists of 490,000,000 shares of common stock, $0.0001 par value, of which 34,753,669 shares are issued and outstanding as of the date of the hereof. Except as disclosed in Viewbix Parent’s SEC Reports, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Viewbix Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Viewbix Parent. Except as disclosed in Viewbix Parent’s pubic securities filings, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Viewbix Parent is a party or by which it is bound obligating Viewbix Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional common stock of Viewbix Parent or other equity or voting securities of Viewbix Parent or obligating Viewbix Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Viewbix Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any common stock of Viewbix Parent or any other securities of Viewbix Parent. There are no agreements or arrangements pursuant to which Viewbix Parent is or could be required to register Viewbix Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holders of Viewbix Parent or with respect to any securities of Viewbix Parent. The issuance of the Viewbix Parent Common Stock will not trigger any anti-dilution rights of any existing securities of Viewbix Parent. Except as disclosed in Viewbix Parent’s pubic securities filings, as of the Merger Effective Date, there will be no rights, subscriptions, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from Viewbix Parent, or otherwise require Viewbix Parent to issue, any shares of capital stock of Viewbix Parent or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Viewbix Parent.

4.3 Authority; Non-Contravention. Viewbix Parent has all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Viewbix Parent and the consummation by Viewbix Parent of the transactions contemplated by this Agreement have been (or at Merger Effective Date will have been) duly authorized by all necessary corporate action on the part of Viewbix Parent. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Viewbix Parent, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Viewbix Parent under, (i) the certificate of incorporation or bylaws of the Viewbix Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Viewbix Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Viewbix Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Viewbix Parent or could not prevent, hinder or materially delay the ability of Viewbix Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Viewbix Parent in connection with the execution and delivery of this Agreement by Viewbix Parent or the consummation by Viewbix Parent, as the case may be, of any of the transactions contemplated by this Agreement, except, as required, such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states.

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4.4 SEC Reports. Since January 1, 2020, Viewbix Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof  (all such forms, reports and documents, together with all documents filed or furnished on a voluntary basis and all exhibits and schedules thereto, the “SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and/or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company Report was filed, and (ii) each Company Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or investigation. The financial statements included in the SEC Reports comply in all material respects with the applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The financial statements included in the SEC Reports have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (“GAAP”), and fairly represent the financial position of Viewbix Parent and as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the omission of certain footnotes. Except as set forth in the SEC Reports, Viewbix Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Viewbix Parent or in the notes thereto. As of the Merger Effective Date, all liabilities of Viewbix Parent shall have been paid off and shall in no event remain liabilities of Viewbix Parent following the Merger Effective Date, other than immaterial liabilities that will be scheduled prior to the Merger Effective Date.

4.5 No Material Change. Since December 31, 2020, and except as disclosed in its SEC Reports, (i) Viewbix Parent has not incurred any liabilities or obligations, indirect, or contingent, or entered into any oral or written agreement or other transaction which exceeds US$10,000; (ii) Viewbix Parent has not paid or declared any dividends or other distributions with respect to its capital stock, or redeemed or purchased or otherwise acquired any of its stock and Viewbix Parent is not in default in the payment of principal or interest on any outstanding debt obligations, except as set forth herein; (iii) Viewbix Parent has not initiated any compensation arrangement or agreement with any employee or executive officer; (iv) Viewbix Parent has not entered into any contract; (v) there has not been any change in the capital stock of Viewbix Parent; and (vi) there has not been any other event which has caused, or is likely to cause, a material adverse effect on Viewbix Parent.

4.6 Litigation. Except as disclosed in the SEC Reports, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of Viewbix Parent, threatened against Viewbix Parent. Viewbix Parent is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

4.7 Compliance. Viewbix Parent has not been advised, nor does Viewbix Parent have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business.

4.8 Material Agreements. All material agreements to which Viewbix Parent is a party are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing (“Material Agreements”). Except for the Material Agreements, Viewbix Parent has no contracts. Neither Viewbix Parent nor, to Viewbix Parent’s knowledge, any other party to the Material Agreements, is in breach of or default under any of such contracts.

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4.9 Taxes. Except as disclosed in the SEC Reports or as otherwise set forth in writing to Gix Media, Viewbix Parent has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Viewbix Parent has no knowledge of a tax deficiency which has been or might be asserted or threatened against it.

4.10 Conformity of Descriptions. The Viewbix Parent Common Stock, when issued, will conform in all material respects to the descriptions of Viewbix Parent’s shares of common stock contained in Viewbix Parent’s SEC Reports and other filings with the SEC.

4.11 Investment Company. Viewbix Parent is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.12 Disclosure Controls. Viewbix Parent has disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act of 1934, as amended) that are designed to ensure that material information relating to Viewbix Parent is made known to Viewbix Parent’s principal executive officer and Viewbix Parent’s principal financial officer or persons performing similar functions.

4.13 Disclosure. All disclosure provided to Gix Media regarding Viewbix Parent, its business and the transactions contemplated hereby, including the exhibits to this Agreement, furnished by Viewbix Parent with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Viewbix Parent acknowledges and agrees that Gix Media makes or has made no representations or warranties with respect to the transaction contemplated hereby other than those specifically set forth in Section 9 hereof.

5.	Representations and Warranties of Merger Sub

Merger Sub represents and warrants to Gix Media that, as of the date hereof, except for those representations and warranties that speak of a different date:

5.1 Organization, Standing and Corporate Power of Merger Sub. Merger Sub is duly incorporated, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Merger Sub. As used herein the term “Material Adverse Effect” or “Material Adverse Change” shall mean any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Parties or Merger Sub taken as a whole.

5.2 Capitalization. None of the outstanding shares of Merger Sub Share Capital are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having a right to vote on any matters on which the shareholders of Merger Sub have a right to vote; (iii) there is no outstanding contract pursuant to which Merger Sub is compelled to take action vis-à-vis the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Merger Sub Share Capital. Merger Sub is not under any obligation, and no contract pursuant to which Merger Sub is a party includes any provision, pursuant to which Merger Sub may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Merger Sub Share Capital or other securities, or to register such shares with the SEC.

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5.3 Authority; Non-Contravention. Merger Sub has all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been (or at Merger Effective Date will have been) duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Merger Sub under, (i) the articles of association of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Merger Sub or could not prevent, hinder or materially delay the ability of Merger Sub to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement.

5.4 No Disqualification Event. Neither Merger Sub, nor any of their respective directors, executive officers, general partners, managing members or other officers is subject to any Disqualification Event except for a Disqualification Event that: (i) is contemplated by Rule 506(d)(2) of the Securities Act; and (ii) a description of which has been furnished in writing to Gix Media prior to the date hereof.

5.5 Disclosure. The information relating to Merger Sub to be supplied by or on behalf of Merger Sub for inclusion or incorporation by reference in any reports required by the SEC in connection with the Merger will not, on the date such SEC report is first filed with the SEC, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

5.6 Legal Proceedings. There is no pending legal proceeding, and, to the knowledge of Merger Sub, no Person has threatened in writing to commence any legal proceeding: (i) that involves Merger Sub, or to the knowledge of Gix Media, any director or officer of Merger Sub (in his or her capacity as such) or any of the material assets owned or used by Merger Sub; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereunder. To the knowledge of Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such legal proceeding.

6.	Tax.

Simultaneous with the date hereof, Gix Media shall prepare and, after coordinating in good faith with Viewbix Parent and Merger Sub, and its Israeli counsel, file with the ITA an application for a tax ruling (“Tax Ruling”) that will seek to determine that (i) with respect to holders of Gix Media Shares and/or Gix Media Warrants that are non-Israeli residents (as defined in the Israel Income Tax Ordinance [New Version], 1961 (the “Income Tax Ordinance”) or as will be determined by the ITA), (A) exempting Viewbix Parent, Merger Sub and their respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the Merger or clarifying that no such obligation exists, or (B) instructing Viewbix Parent, Merger Sub and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of Gix Media Shares and/or Gix Media Warrants that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than Gix Media Shares subject to Section 102 of the Ordinance) (x) exempting Viewbix Parent, Merger Sub and their respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the Merger, or clarifying that no such obligation exists, or (y) instructing Viewbix Parent, Merger Sub and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied. Gix Media shall inform and update Viewbix Parent and Merger Sub, and its Israeli counsel, of any correspondence, meetings, discussions and calls with the ITA with respect to the Tax Ruling. The final text of the Tax Ruling shall be subject to the approval of Viewbix Parent and Merger Sub, such approval not to be unreasonably withheld, conditioned or delayed. If the Tax Ruling is not obtained, each of Viewbix Parent, Merger Sub, and its Israeli counsel,, the Exchange Agent and their respective agents (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement (i.e. the shares of Viewbix Parent Common Stock) such amounts as are required to be deducted and withheld, if any, under applicable tax law. To the extent that amounts are so withheld and timely remitted to the applicable governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding. To the extent that the Payor is obliged to withhold Israeli taxes, each Gix Media shareholder (each, a “Payee”) shall provide the Payor with the amount in cash due with regards to such Israeli taxes prior to the Merger Effective Date. In the event that the Payee fails to provide the Payor with the full cash amount necessary to satisfy such Israeli taxes (as determined in the sole discretion of the applicable Payor) prior to the Merger Effective Date, the Payor shall be entitled to sell the Payee’s shares of Viewbix Parent Common Stock to the extent necessary to satisfy the full amount due with regards to such Israeli taxes (after taking into account any taxes due, if any, with respect to the sale of such Viewbix Parent Common Stock). Each Payee hereby waives, releases and absolutely and forever discharges the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares of Viewbix Parent Common Stock otherwise deliverable to such Payee in compliance with the withholding requirements under this section.

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7.	Closing Conditions

a.	The consummation of the Merger shall be subject to receipt of all the rulings, consents and approvals as listed in this Section 7 (the “Closing Conditions”). The Parties shall be permitted to waive any such Closing Condition provided, however, such Closing Condition is not required by applicable law:

1)	the Tax Ruling has been obtained;

2)	Viewbix Parent shall cause all convertible securities of Viewbix Parent outstanding immediately prior to the Merger Effective Date to be automatically converted into a number of shares of Viewbix Parent Common Stock at the then-effective conversion rate as calculated pursuant to the terms of such convertible security such that, following the foregoing conversion, all of the convertible securities of Viewbix Parent shall no longer be outstanding and shall cease to exist and each holder of any such convertible securities shall thereafter cease to have any rights with respect to such securities;

3)	Viewbix Parent shall have changed its name from “Viewbix Inc.” to “Gix Media, Inc.”;

4)	the shareholders of Gix Media and Merger Sub shall have approved this Agreement and the Merger, as required by the Companies Law;

5)	Gix Media has received the approval and/or consent of any other third party (including financial institutions such as Bank Leumi, as may be required in accordance with the Leumi LSA), if and as required for the consummation of the Merger under any agreement and/or law;

6)	at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar, and at least thirty (30) days shall have elapsed after receipt of approval of the shareholders of Gix Media and Merger Sub; and

7)	Gix Media (as the absorbing company) shall have received the merger certificate from the Companies Registrar in accordance with Section 323(5) of the Companies Law.

b.	The Parties shall use their reasonable best efforts and cooperate as required to fulfill, as promptly as practicable after the date of this Agreement, all the Closing Conditions required in connection with the Merger, and for such purpose they shall contact all relevant entities and/or authorities, and likewise provide information and execute undertakings customarily requested by such entities and/or authorities as condition for approvals. In addition, the Parties hereunder shall update each other on an ongoing basis as to any material development or setback in this regard.

8.	Miscellaneous

a.	The preamble of this Agreement constitutes an inseparable part hereof. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation”.

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b.	This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

c.	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement. For avoidance of doubt, the Parties may by mutual written consent advance or extend the time for the performance of any of the obligations or other acts stipulated under this agreement.

d.	No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

e.	All taxes, tariffs, fees and other expenses levied by law in connection with this Agreement and/or its execution shall be paid by the Party upon which such tax, tariff, fee or other expense was levied.

f.	Any dispute arising under or in relation to this Agreement shall be resolved in, and the sole and exclusive jurisdiction shall be with, the competent court located in Tel Aviv-Jaffa, and each of the parties hereby submits irrevocably to the jurisdiction of such courts. This Agreement shall be solely governed by, and construed in accordance with, the laws of the State of Israel.

g.	This Agreement is not intended to and shall not confer upon any person or entity other than the Parties hereto any rights or remedies hereunder.

h.	If any term or other provision of this Agreement or the application hereof is declared invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any Party. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that they shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

i.	The Parties hereto undertake to take any supplementary action and/or execute any other instrument reasonably required of them for the purpose of implementing this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

GIX MEDIA LTD.

By:	/s/ Amihay Hadad	/s/ Itay Brookmayer

Name:	Amihay Hadad	Itay Brookmayer

Title:	Director	CEO

VIEWBIX INC.

By:	/s/ Amihay Hadad	/s/ Alon Dayan

Name:	Amihay Hadad	Alon Dayan

Title:	CEO	Director

VMEDIA MERGER SUB LTD.

By:	/s/ Amihay Hadad

Name:	Amihay Hadad

Title:	Director

[Signature Page of Merger Agreement]